Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 5, 2018

CORRECTING and REPLACING - HURCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2017

INDIANAPOLIS, INDIANA – January 5, 2018 -- In a release issued under the same headline earlier today by Hurco Companies, Inc. (Nasdaq: HURC), please note that in the sixth paragraph, introducing the second table, certain figures did not match the corresponding table. The corrected release follows:

Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2017. Hurco recorded net income of $6,702,000, or $1.00 per diluted share, for the fourth quarter of fiscal 2017 compared to net income of $3,003,000, or $0.45 per diluted share, for the corresponding period in fiscal 2016. For fiscal 2017, Hurco reported net income of $15,115,000, or $2.25 per diluted share, compared to $13,292,000, or $1.99 per diluted share, for fiscal 2016.

Sales and service fees for the fourth quarter of fiscal 2017 were $75,931,000, an increase of $9,577,000, or 14%, compared to the corresponding prior year period and included a favorable currency impact of $1,581,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for fiscal 2017 were $243,667,000, an increase of $16,378,000, or 7%, compared to fiscal 2016 and included a negative currency impact of $1,275,000, or 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the fourth quarter and fiscal year ended October 31, 2017 and 2016 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2017	2016	Change	Change	2017	2016	Change	Change
Americas	$23,597	$27,288	$(3,691)	-14%	$75,540	$74,386	$1,154	2%
Europe	42,714	31,849	10,865	34%	133,671	124,070	9,601	8%
Asia Pacific	9,620	7,217	2,403	33%	34,456	28,833	5,623	20%
Total	$75,931	$66,354	$9,577	14%	$243,667	$227,289	$16,378	7%

Sales in the Americas for the fourth quarter of fiscal 2017 decreased by 14% compared to the corresponding period in fiscal 2016, as the fourth quarter of fiscal 2016 reflected year-end promotional activities following the International Manufacturing Technology Show (“IMTS”) held in September 2016. Sales in the Americas for fiscal 2017 increased by 2% compared to fiscal 2016 and reflected improved U.S. market conditions and demand from customers for all product lines (Hurco, Takumi and Milltronics) and in all regions of the country where our customers are located.

European sales for the fourth quarter of fiscal 2017 increased by 34%, compared to the corresponding period in fiscal 2016, and included a favorable currency impact of 4%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in European sales for the fourth quarter of fiscal 2017 was primarily attributable to an increased sales volume of Hurco and Takumi machines in Germany, the United Kingdom and France. European sales for fiscal 2017 increased by 8%, compared to fiscal 2016, and included a negative currency impact of 1% when translating foreign sales to U.S. dollars for financial reporting purposes. Excluding the negative impact of currency, the year-over-year increase in European sales for fiscal 2017 was driven primarily by increased sales of Hurco machines in the United Kingdom and Germany.

Asian Pacific sales for the fourth quarter and fiscal 2017 increased by 33% and 20%, respectively, compared to the corresponding periods in fiscal 2016, primarily due to increased sales of Hurco and Takumi machines in all Asian Pacific countries where our customers are located, with China contributing the largest increase. Asian Pacific sales for the fourth quarter and fiscal 2017 included a favorable currency impact of 4% and 1%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes.

Orders for the fourth quarter of fiscal 2017 were a record $73,680,000, an increase of $6,538,000, or 10%, compared to the corresponding period in fiscal 2016, and included a favorable currency impact of $1,034,000, or 2%, when translating foreign orders to U.S. dollars. Orders for fiscal 2017 were a record $260,609,000, an increase of $41,387,000, or 19%, compared to fiscal 2016, and included a negative currency impact of $2,581,000, or 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal year ended 2017 and 2016 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2017	2016	Change	Change	2017	2016	Change	Change
Americas	$26,526	$28,526	$(2,000)	-7%	$85,070	$70,944	$14,126	20%
Europe	36,881	31,915	4,966	16%	137,622	121,519	16,103	13%
Asia Pacific	10,273	6,701	3,572	53%	37,917	26,759	11,158	42%
Total	$73,680	$67,142	$6,538	10%	$260,609	$219,222	$41,387	19%

Orders in the Americas for the fourth quarter of fiscal 2017 decreased by 7%, compared to the corresponding period in fiscal 2016, as the fourth quarter of fiscal 2016 reflected year-end promotional activities following the IMTS held in September 2016. Orders in the Americas for fiscal 2017 increased by 20% compared to fiscal 2016 and reflected improved U.S. market conditions and demand from customers for all product lines (Hurco, Takumi and Milltronics) and in all regions of the country where our customers are located.

European orders for the fourth quarter and fiscal 2017 increased by 16% and 13%, respectively, compared to the corresponding prior year periods. The year-over-year increases in orders were driven primarily by increased demand for Hurco and Takumi vertical milling machines in Germany, the United Kingdom, and Italy. European orders for the fourth quarter and fiscal 2017 included a favorable currency impact of 2% and a negative currency impact of 2%, respectively, when translating foreign orders to U.S. dollars.

Asian Pacific orders for the fourth quarter and fiscal 2017 increased by 53% and 42%, respectively, compared to the corresponding prior year periods. The year-over-year increases in orders were driven primarily by increased demand for Hurco and Takumi machines in all Asian Pacific countries where our customers are located, with China contributing the largest increase. Asian Pacific orders for the fourth quarter and fiscal 2017 included a favorable currency impact of 4% and 1%, respectively, when translating foreign orders to U.S. dollars.

Michael Doar, Chief Executive Officer, stated, “There isn’t a better way to begin Hurco’s 50th anniversary celebration in 2018, than to finish 2017 with record orders and record sales. All of our brands (Hurco, Takumi and Milltronics) and all geographic regions finished the year with higher orders and sales levels than last year. I’m particularly happy to see such a strong finish to the year by our United Kingdom, Germany and China operations as our focus on global markets is an integral component of our strategic plan. We plan to continue to invest in the future of new products and advanced CNC technologies that are designed to provide customers with high levels of productivity to increase their profitability. We look forward to celebrating our 50th anniversary worldwide to exhibit the past, present, and future of innovation that is the foundation of Hurco.”

Gross profit for the fourth quarter of fiscal 2017 was $23,370,000, or 31% of sales, compared to $19,997,000, or 30% of sales, for the corresponding prior year period. Gross profit for fiscal 2017 was $70,564,000, or 29% of sales, compared to $70,440,000, or 31% of sales, for fiscal 2016. The increase in gross profit as a percentage of sales for the fourth quarter of fiscal 2017 primarily reflected the increased volume of sales of Hurco machines, particularly in Europe, and the favorable impact of foreign currency translation compared to the corresponding prior year period. The decrease in gross profit as a percentage of sales for fiscal 2017 primarily reflected the negative impact of foreign currency translation, compared to fiscal 2016 and a sales mix comprised of more entry-level machines, such as those under the Milltronics and Takumi brands, in price competitive geographic regions, such as the Americas and Asia Pacific.

Selling, general and administrative expenses for the fourth quarter of fiscal 2017 were $14,385,000, or 19% of sales, compared to $14,878,000, or 22% of sales, in the corresponding period in fiscal 2016, and included an unfavorable currency impact of $313,000 when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general and administrative expenses for fiscal 2017 were $49,661,000, or 20% of sales, compared to $50,824,000, or 22% of sales, in fiscal 2016, and included a favorable currency impact of $163,000 when translating foreign expenses to U.S. dollars for financial reporting purposes.

The effective tax rates for the fourth quarter and fiscal 2017 were 25% and 27%, respectively, compared to 34% and 30% in the corresponding prior year periods. The changes in the effective tax rates year-over-year were primarily due to changes in the geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $66,307,000 at October 31, 2017, compared to $41,217,000 at October 31, 2016. Working capital was $175,526,000 at October 31, 2017 compared to $160,413,000 at October 31, 2016. The increase in working capital was primarily due to the increase in cash, inventories, and accounts receivable.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives, including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2017	2016	2017	2016
	(unaudited)
Sales and service fees	$75,931	$66,354	$243,667	$227,289
Cost of sales and service	52,561	46,357	173,103	156,849
Gross profit	23,370	19,997	70,564	70,440
Selling, general and administrative expenses	14,385	14,878	49,661	50,824
Operating income	8,985	5,119	20,903	19,616
Interest expense	25	-	91	72
Interest income	9	6	41	40
Investment income	53	39	138	149
Other expense, net	82	622	275	848
Income before taxes	8,940	4,542	20,716	18,885
Provision for income taxes	2,238	1,539	5,601	5,593
Net income	$6,702	$3,003	$15,115	$13,292
Income per common share
Basic	$1.01	$0.45	$2.27	$2.01
Diluted	$1.00	$0.45	$2.25	$1.99
Weighted average common shares outstanding
Basic	6,635	6,573	6,615	6,569
Diluted	6,723	6,650	6,680	6,642

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,
Operating Data:	2017	2016	2017	2016
	(unaudited)
Gross margin	31%	30%	29%	31%
SG&A expense as a percentage of sales	19%	22%	20%	22%
Operating income as a percentage of sales	12%	8%	9%	9%
Pre-tax income as a percentage of sales	12%	7%	9%	8%
Effective tax rate	25%	34%	27%	30%
Depreciation and amortization	898	972	3,616	3,868
Capital expenditures	1,077	927	4,444	4,177

Balance Sheet Data:	10/31/2017	10/31/2016
Working capital	$175,526	$160,413
Days sales outstanding (unaudited)	46	52
Inventory turns (unaudited)	1.5	1.4
Capitalization
Total debt	$1,507	$1,476
Shareholders' equity	203,085	185,475
Total	$204,592	$186,951

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	October 31,	October 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$66,307	$41,217
Accounts receivable, net	50,094	48,631
Inventories, net	119,948	117,025
Derivative assets	596	1,725
Prepaid expenses	7,913	8,207
Other	1,557	1,576
Total current assets	246,415	218,381
Property and equipment:
Land	841	841
Building	7,352	7,352
Machinery and equipment	25,652	23,515
Leasehold improvements	3,503	3,487
	37,348	35,195
Less accumulated depreciation and amortization	(25,167)	(22,898)
Total property and equipment	12,181	12,297
Non-current assets:
Software development costs, less accumulated amortization	6,226	4,926
Goodwill	2,440	2,314
Intangible assets, net	1,076	1,150
Deferred income taxes	6,176	6,138
Investments and other assets, net	7,131	6,743
Total non-current assets	23,049	21,271
Total assets	$281,645	$251,949

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,638	$37,200
Derivative liabilities	1,732	538
Accrued expenses	20,012	18,754
Short-term debt	1,507	1,476
Total current liabilities	70,889	57,968
Non-current liabilities:
Deferred income taxes	3,821	4,294
Accrued tax liability	133	963
Deferred credits and other obligations	3,717	3,249
Total non-current liabilities	7,671	8,506
Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,799,006 and 6,720,453 shares issued; and 6,641,197 and 6,573,103 shares outstanding,
as of October 31, 2017 and October 31, 2016, respectively	664	657
Additional paid-in capital	61,344	59,119
Retained earnings	149,267	136,742
Accumulated other comprehensive loss	(8,190)	(11,043)
Total shareholders' equity	203,085	185,475
Total liabilities and shareholders' equity	$281,645	$251,949